EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

SUPERGEN APPOINTS ALLAN R. GOLDBERG, PH.D. TO
BOARD OF DIRECTORS

Dublin, CA, March 8, 2005 — SuperGen, Inc. (NASDAQ: SUPG) today announced the appointment of Allan R. Goldberg, Ph.D. to the Company’s Board of Directors.  Dr. Goldberg’s appointment increases the number of directors to six.

“We are pleased to welcome Dr. Goldberg to our Board of Directors, and look forward to calling on Allan’s scientific expertise and extensive business development experience as we continue to execute our in-licensing and product development programs,” said Dr. James Manuso, Chairman and Chief Executive Officer of SuperGen.

Dr. Goldberg is a co-founder and currently serves as a Managing Partner of The Channel Group LLC (TCG), a global life science venture management and strategic advisory organization with expertise in business, financial and commercial development.  Prior to his affiliation with TCG, Dr. Goldberg co-founded PrimeTech Partners, a venture management partnership whose purpose was to create, finance and develop biomedical companies. In those capacities he has been involved in the co-founding and capitalization of several biopharmaceutical companies for which he also has recruited and managed key personnel and been a part of the securing of strategic corporate partners.  From 1989-1997 Dr. Goldberg held various senior management positions including Chief Scientific Officer, Chairman and Chief Executive Officer at Innovir Laboratories, Inc., a NASDAQ-listed biotechnology company he also co-founded. Prior to Innovir, Dr. Goldberg was a professor of virology and a Richard King Mellon Foundation Fellow at The Rockefeller University from 1971-1989. Dr. Goldberg has also served as a consultant to several large pharmaceutical companies as well as numerous private and public academic institutions since the 1970s.

Dr. Goldberg earned a B.A. in English and Mathematics from Cornell University and a Ph.D. in Biochemistry/Biology from Princeton University.  He was a postdoctoral fellow at Albert Einstein College of Medicine.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders.  SuperGen’s product portfolio includes Nipent® (pentostatin for injection); Mitomycin (generic brand of Mutamycin®); and SurfaceSafe® cleaner.

For more information about SuperGen, please visit www.supergen.com.

Contacts:
Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com